Exhibit 10.9B

FIRST PACTRUST BANCORP, INC.

18500 VON KARMAN AVENUE, SUITE 1100

IRVINE, CALIFORNIA 92612

September 25, 2012

Gaylin Anderson

Executive Vice President and Chief Retail Banking Officer

First PacTrust Bancorp, Inc. and Pacific Trust Bank

18500 Von Karman, Suite 1100

Irvine, California 92612

Re:   Second Amendment to Employment Agreement

Dear Gaylin:

This Second Amendment to Employment Agreement (this “Agreement”) supplements and amends that certain employment agreement dated as of November 23, 2010 (your “Employment Agreement”), as previously amended, between and among you, First PacTrust Bancorp, Inc. (the “Corporation”), and Pacific Trust Bank (together with the Corporation, the “Company”). Capitalized terms not separately defined herein shall have the meanings ascribed thereto in your Employment Agreement.

Upon execution of this Agreement, and notwithstanding provisions in that certain Incentive Bonus Award Agreement letter dated September 13, 2012 which would otherwise limit your severance benefits, the amount of your base salary for purposes of calculating your severance benefits under Section 10(b) of your Employment Agreement shall be your current base salary of $275,000 per annum.

You acknowledge and agree that this Agreement shall be incorporated into your Employment Agreement and is made in compliance therewith. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction. This Agreement may be executed in any number of counterparts, any of which may be executed and transmitted by facsimile or electronically as a .pdf file, and each of which shall be deemed an original of this agreement, and all of which, when taken together, shall be deemed to constitute one and the same instrument.

This Agreement supersedes all prior negotiations, discussions and correspondence and together with the Employment Agreement, as previously amended, constitutes the entire agreement among the parties with respect to the subject matter hereof. Except as expressly provided in this Agreement, all provisions of your Employment Agreement shall remain in full force and effect, and the parties shall continue to have all their rights and remedies under your Employment Agreement.

In the event of any conflict between the provisions of this Agreement and the provisions contained in your Employment Agreement (as in effect immediately prior to the execution hereof), the provisions of this Agreement shall control. If any clause, phrase, term, provision or portion of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable under any applicable law, such event shall not affect or render invalid or unenforceable the remainder of the Agreement and shall not affect the application of any clause, phrase, term, provision or portion hereof to other persons or circumstances. Upon a determination that any clause, phrase, term, provision or portion of this Agreement is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the agreements contemplated hereby be accomplished as originally contemplated to the greatest extent possible.

Please acknowledge your agreement to the terms hereof by signing this Agreement as provided below and returning your signed copy to the Company.

FIRST PACTRUST BANCORP, INC.

/s/ Steven Sugarman
Steven Sugarman, Chief Executive Officer

Date:	September 25, 2012

PACIFIC TRUST BANK

/s/ Robert M. Franko
Robert Franko, Chief Executive Officer

Date:	September 25, 2012

Accepted and Agreed:

/s/ Gaylin Anderson
Gaylin Anderson, Executive Vice President and Chief Retail Banking Officer

Date:	September 25, 2012